Exhibit 5.1

600 West Broadway Suite 2600 San Diego, CA 92101-3372 619.236.1414 619.232.8311 fax www.luce.com

August 27, 2007

Surge Global Energy, Inc.
12220 El Camino Real, Suite 410
San Diego, California 92130

Re:	Registration Statement on Form SB-2 for 14,249,730 Shares of Common Stock

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission to register 14,249,730 shares of common stock, no par value per share (the “Common Stock”), of Surge Global Energy, Inc., a Delaware corporation (the “Company”), to be sold by the selling stockholders set forth in the Registration Statement.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being registered under the Registration Statement, if sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Luce, Forward, Hamilton & Scripps LLP

LUCE, FORWARD, HAMILTON & SCRIPPS LLP

Carmel Valley/Del Mar • Los Angeles • Rancho Santa Fe • San Diego • San Francisco